UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 23, 2004 (May 11, 2004)

AMERICAN FINANCIAL REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-31678	02-0604479
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

1725 The Fairway, Jenkintown, PA	19046
(Address of principal executive offices)	(Zip code)

(215) 887-2280

(Registrant’s telephone number, including area code)

Explanatory Note

The financial information included herein, in connection with the probable transaction described below, satisfies the requirements of Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission.

Item 5. Other Event

On May 10, 2004, we entered into an agreement to acquire a portfolio of 150 properties, totaling approximately 8.2 million square feet, from Wachovia Bank, National Association (“Wachovia Bank, N.A.”) for an aggregate purchase price of approximately $546.0 million (the “Wachovia Specifically Tailored Transaction” or “WSTT”). The portfolio composition of the WSTT includes bank branches and both large and small office buildings, concentrated principally in the Eastern United States. We expect to complete the acquisition in the third quarter of 2004. Upon completion of the transaction, Wachovia Bank, N.A. will lease approximately 5.0 million square feet, or 61.5%, of the portfolio for a 20-year term at an annual triple net rental rate equal to approximately 8.5% of the purchase price for the leased space. In addition, Wachovia Bank, N.A. will lease 1.1 million square feet, or 13.0% of the portfolio, on a temporary basis for up to two years for rent equal to the operating expenses of the properties. The lease will permit Wachovia Bank, N.A. to reduce its leased premises by up to 5% after each of the fourth, ninth and fourteenth lease years without penalty. Such rights will be cumulative, such that if Wachovia Bank, N.A. does not exercise its termination rights in the fourth year, it shall carry over any such unexercised rights into future years. Wachovia Corporation has agreed to guarantee the lessee’s obligations under the leases. As of May 10, 2004, approximately 5.0% of the portfolio was leased to third party tenants, while the remaining approximately 20.5% of the portfolio was vacant. Within the entire portfolio, we intend to acquire 24 non-core properties, aggregating approximately 2.0 million square feet, and to immediately commence marketing these properties for sale.

Attached as Exhibit 99.1 to this report and incorporated by reference herein is the following financial information:

•	an audited combined statement of revenue and certain expenses and related notes for the year ended December 31, 2003 for the Wachovia Specifically Tailored Transaction; and

•	and an unaudited pro forma consolidated balance sheet as of March 31, 2004 and unaudited pro forma consolidated statements of operations for the three months ended March 31, 2004 and year ended December 31, 2003, in connection with the Wachovia Specifically Tailored Transaction.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

Exhibit Number	Exhibit
99.1	Audited combined financial information for the year ended December 31, 2003 and related notes and unaudited pro forma consolidated information relating to the Wachovia Specifically Tailored Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN FINANCIAL REALTY TRUST

By:	/s/ EDWARD J. MATEY JR.
Edward J. Matey Jr.
Senior Vice President and General Counsel

Dated: July 23, 2004